UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): December 12, 2001

                             ERIE INDEMNITY COMPANY
               (Exact name of registrant as specified in its charter)

           PENNSYLVANIA                   0-24000                 25-0466020
  -------------------------------       -------------        -------------------
  (State or other jurisdiction of       (Commission         (I.R.S. Employer
  incorporation)                         File Number)        Identification No.)


100 Erie Insurance Place, Erie, Pennsylvania                      16530
--------------------------------------------                ----------------
  (Address of principal executive offices)                     (Zip Code)

          Registrant's telephone number, including area code (814) 870-2000

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Item 5. OTHER EVENTS.

On December 12, 2001, Erie Indemnity Company issued a press release which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 7. EXHIBITS

Exhibit Number        Description
--------------        -----------
99.2                  Press release dated December 12, 2001



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    ERIE INDEMNITY COMPANY


                                    Erie Indemnity Company
                                ------------------------------
                                       (Registrant)

Date: December 12, 2001         /s/ Philip A. Garcia
                                -------------------------------
                              (Philip A. Garcia, Executive Vice President & CFO)

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INVESTMENT MARKET CONDITIONS RESULT IN CHARGES TO FOURTH QUARTER EARNINGS

Erie, Pa. -- December 12, 2001--In the midst of a record year for growth in revenues from management operations, the Erie Indemnity Company, the attorney-in-fact for the Erie Insurance Exchange, announced today it would recognize charges for realized capital losses during the fourth quarter of 2001 of about $21 million. Management fee revenue of Erie Indemnity has increased by over 15 percent and net revenues from management operations have increased by over 24 percent through November 30, 2001 when compared to the prior year levels.

Like many larger institutional investors, the Company has experienced valuation declines in its investment portfolios over the past year. The Company has recognized realized losses as a result of the sale of certain impaired securities and realized charges for other-than-temporary impairments of equity and debt securities held in the Company's available-for-sale investment portfolios. Further charges are possible through December 31, 2001, depending upon additional investment sales and year-end valuation of the Company's available-for-sale portfolio.

The investment sales were part of a proactive year-end tax planning strategy and will produce the recovery of approximately $4.3 million of federal income taxes paid in 1998, 1999 and 2000. Sales before December 31, 2001 of securities that are impaired could increase the Company's recoverable federal income taxes.

At November 30, 2001, the Company had total assets of $1.94 billion including investment portfolios totaling in excess of $860 million. Shareholders' equity of Erie Indemnity Company stood at $886 million and book value was $12.45 per share at November 30, 2001. These realized loss transactions will have no effect on the shareholders' equity or book value since, under generally accepted accounting principles, declines in value of available-for-sale securities (net of related federal income taxes) are reflected in shareholders' equity on a current basis as securities are marked to market value.

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Developments  over the past year in the  equity  markets  along  with the recent bankruptcy filing of Enron Corporation and its related legal entities have given rise to declines in value of certain Company investments.

The Company has sold investments during October, November and December resulting in realized capital losses of $12.2 million. Losses realized on the sales of securities consisted of $12.8 million of losses on common equity securities, partially offset by gains of $550,000 on the sale of preferred stocks and debt instruments.

In addition to the losses realized on the sale of investments, the Company has realized capital losses due to other-than-temporary impairments in value of certain investments that remain in the Company's available-for-sale investment portfolio. Charges for other-than-temporary impairment of investment value were recognized in November and December to date totaling $8.8 million, including $4.3 million on common equities. The balance, or $4.5 million, pertained to declines in value of debt instruments issued by Enron Corporation or its related entities.

Losses will also be recognized by the Company related to capital losses realized by the Erie Family Life Insurance Company (EFL) by virtue of the Company's 21.6 percent equity interest in EFL. EFL realized $10.9 million in capital losses after tax through today, during the fourth quarter. The Company's share of EFL's capital losses will amount to $2.4 million.

As a result of the Company's realized capital losses and the realized capital losses of EFL through today, the Company will reflect a reduction in after tax net income of approximately $16 million ($0.23 per share) for the fourth quarter of 2001. After tax net income of Erie Indemnity Company for the nine months ended September 30, 2001 was $116.3 million ($1.63 per share).

Erie Indemnity Company is the principal management company for the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A. M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 18th largest automobile insurer in the United States based on direct premiums written and the 26th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A++ (superior) by A. M. Best Company, has more than 3.2 million policies in force and operates in 11 states and the District of Columbia. News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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"Safe Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995: Certain forward-looking statements contained herein involve risks and uncertainties. Many factors could cause future results to differ materially from those discussed.

Examples of such factors include variations in catastrophe losses due to changes in weather patterns, other natural causes or terrorist actions; changes in insurance regulations or legislation that disadvantage the members of the Group in the marketplace and recession, economic conditions or stock market changes affecting pricing or demand for insurance products or ability to generate investment income and returns. Growth and profitability have been and will be potentially materially affected by these and other factors.

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